UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 21, 2011

TRIMAS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-10716	38-2687639
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan		48304
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (248) 631-5400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 21, 2011, TriMas Company LLC (“TriMas LLC”), a wholly owned subsidiary of TriMas Corporation (the “TriMas Corp.”), entered into a credit agreement among TriMas LLC, TriMas Corp., the Subsidiary Term Borrowers party thereto, the Foreign Subsidiary Borrowers party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative and Collateral Agent (the “Credit Agreement”), comprised of a $225 million term loan and a $110 million revolving loan. The term loan amortizes in quarterly installments of $562,500 beginning in September 2011 with a final payment of the remaining term loan balance due on June 21, 2017. The revolving facility has a five year term ending on June 21, 2016. The revolving loan provides that up to $50 million of this loan may be used to obtain letters of credit and up to $20 million may be used to obtain swingline loans. The Credit Agreement also permits, subject to the satisfaction of certain conditions, up to $125 million of additional revolving loan commitments and $200 million term loan commitments from one or more of the existing lenders or other lenders (with the consent of the Administrative Agent).

The obligations of TriMas LLC under the Credit Agreement are guaranteed by TriMas Corp. and certain of TriMas LLC’s domestic subsidiaries (the “Subsidiary Guarantors”) and are secured by substantially all of the assets of TriMas Corp., TriMas LLC and the Subsidiary Guarantors, including but not limited to: (a) pledges of and first priority perfected security interests in 100% of the equity interests of TriMas LLC and certain of TriMas LLC’s and the Subsidiary Guarantors’ domestic subsidiaries and 65% of the equity interests of certain of TriMas LLC’s and the Subsidiary Guarantors’ foreign subsidiaries and (b) perfected first priority security interests in substantially all other tangible and intangible assets of TriMas Corp., TriMas LLC and the Subsidiary Guarantors, subject to certain exceptions. The Credit Agreement contains affirmative and negative covenants that TriMas Corp. and TriMas LLC believe are usual and customary for a senior secured credit agreement. The negative covenants include, among other things, limitations on capital expenditures, asset sales, mergers and acquisitions, indebtedness, liens, dividends, investments and transactions with affiliates. The Credit Agreement also requires TriMas Corp. and TriMas LLC to maintain a maximum leverage ratio and minimum interest coverage ratio. Upon the occurrence of customary events of default set forth in the Credit Agreement, including payment defaults, breaches of covenants, a change of control and insolvency/bankruptcy events, the Administrative Agent may and, upon the request of a majority of the lenders, shall, accelerate repayment of the loans and cancel all of the commitments outstanding under the Credit Agreement.

Under the Credit Agreement, term loans bear interest at LIBOR plus 3.00% and revolving loans initially bear interest at LIBOR plus 3.25% (subject to a step-up to LIBOR plus 3.5% or step-down to LIBOR plus 3.0% based on leverage ratio). TriMas LLC will also pay a commitment fee of 50 basis points, payable quarterly, on the average daily unused amount of the revolving commitments.

Proceeds of the term loan, together with cash on hand, were used to repay the outstanding balance under TriMas LLC’s prior credit facility, and to pay fees and expenses related to the new financing and the retirement of the prior facility. As of the date of this filing, TriMas LLC has not drawn any amounts under the revolving loan.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is attached as Exhibit 10.1 hereto and is hereby incorporated into this Item 1.01 by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in and incorporated into Item 1.01 above is hereby incorporated into this Item 2.03 by reference.

Item 8.01 Other Events.

TriMas Corp. issued a press release (the “Press Release”) dated as of June 21, 2011 announcing that TriMas LLC and TriMas Corp. had entered into the Credit Agreement described in Item 1.01 above.

The information furnished pursuant to this Item 8.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of TriMas Corp. under the Securities Act of 1933 or the Exchange Act.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are furnished or filed, as applicable, herewith:

Exhibit No.	Description

10.1	Credit Agreement

99.1	Press Release dated June 21, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIMAS CORPORATION

Date:	June 24, 2011	By:	/s/ Joshua A. Sherbin
		Name:	Joshua A. Sherbin
		Title:	Vice President, General Counsel and Secretary